As filed with the Securities and Exchange Commission on July 13, 2012
                        Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
_________________________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_________________________________

MANNATECH, INCORPORATED
(Exact name of registrant as specified in its charter)

Texas	75-2508900
(State or other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

600 S. Royal Lane, Suite 200
Coppell, Texas  75019
(Address of Principal Executive Offices, including Zip Code)

Mannatech, Incorporated 2008 Stock Incentive Plan
(Full title of the plan)
__________________________________

B. Keith Clark
Chief Operating Officer and Chief Legal Officer
Mannatech, Incorporated
600 S. Royal Lane, Suite 200
Coppell, Texas 75019
(Name and address of agent for service)

(972) 471-7400
(Telephone number, including area code, of agent for service)
__________________________________

Copy to:
J. Kenneth Menges, Jr., P.C.
Akin Gump Strauss Hauer & Feld LLP
1700 Pacific Avenue, Suite 4100
Dallas, Texas 75201
(214) 969-2800
__________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and smaller reporting company in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.0001 per share	100,000 shares	$7.61	$761,000	$87.22

(1)
Represents additional shares of common stock, $0.0001 par value per share, reserved under the Mannatech, Incorporated 2008 Stock Incentive Plan, pursuant to the plan as amended effective May 30, 2012.  In addition, pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of additional shares of common stock that may become issuable under the Mannatech, Incorporated 2008 Stock Incentive Plan to prevent dilution that may result from any future stock splits, stock dividends or similar transactions affecting the common stock.

(2)
Pursuant to Rule 457(c) and (h), the proposed maximum offering price is estimated, solely for the purpose of determining the registration fee, on the basis of the average of the high and low prices of the common stock on The Nasdaq Global Select Market on July 9, 2012.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) registers additional securities of the same class as other securities for which a registration statement on Form S-8 relating to an employee benefit plan is effective. This Registration Statement is being filed to register an additional 100,000 shares of common stock, par value $0.0001 per share (the “Common Stock”) of Mannatech, Incorporated (the “Company”) available for issuance under the Mannatech, Incorporated 2008 Stock Incentive Plan (the “2008 Plan”).  As a result of an amendment to the 2008 Plan, which was approved by our shareholders on May 30, 2012, the number of shares of Common Stock authorized for issuance under the 2008 Plan was increased from 100,000 to 200,000.

In accordance with General Instruction E to Form S-8, the Company incorporates by reference the contents of the Company’s registration statement on Form S-8, File No. 333-153199, filed with the Securities and Exchange Commission (the “SEC”) on August 26, 2008 except to the extent modified hereby.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.                      Incorporation of Documents by Reference.

The following documents filed with the SEC are incorporated herein by reference, other than those furnished pursuant to Item 2.02 or Item 7.01 of Current Reports on Form 8-K.

(a)	Annual Report on Form 10-K for the year ended December 31, 2011, as filed by the Company with the SEC on March 29, 2012.

(b)	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012, as filed by the Company with the SEC on May 10, 2012.

(c)	The following Current Reports on Form 8-K field by the Company with the SEC since December 31, 2011:

(1)	Current Report on Form 8-K, as filed by the Company with the SEC on January 6, 2012;

(2)	Current Report on Form 8-K, as filed by the Company with the SEC on January 10, 2012;

(3)	Current Report on Form 8-K, as filed by the Company with the SEC on January 17, 2012;

(4)	Current Report on Form 8-K, as filed by the Company with the SEC on June 1, 2012; and

(5)	Current Report on Form 8-K, as filed by the Company with the SEC on July 9, 2012.

Item 6.                      Indemnification of Officers and Directors

The following summary is qualified in its entirety by reference to the Texas Business Organizations Code (the “TBOC”) and the Company’s Amended and Restated Articles of Incorporation, as amended by that certain Certificate of Amendment to the Amended and Restated Articles of Incorporation, and Fourth Amended and Restated Bylaws, as amended by that certain First Amendment to Fourth Amended and Restated Bylaws, each of which contain provisions for indemnification of the Company’s directors and officers.

Texas Law

Chapter 8 of the TBOC provides generally that a person sued as a director, officer, employee, agent or delegate of a corporation, may be indemnified by the corporation against judgments and reasonable expenses in connection with such proceeding if it is determined that such person has conducted himself in good faith and reasonably believed, in the case of conduct in his official capacity, that his conduct was in the corporation’s best interests, and in any other case, that his conduct was not opposed to the corporation’s best interests and, in the case of a criminal proceeding, that such person did not have a reasonable cause to believe his conduct was unlawful. The TBOC provides that a corporation may advance expenses incurred by a director in defending a suit or other similar proceeding. A Texas corporation is also permitted to indemnify and advance expenses to officers, employees and agents who are not directors to such extent as may be provided by its articles of incorporation, bylaws, action of board of directors, a contract or as provided by common law. Indemnification of a person found liable to the corporation or found liable because the person improperly received a personal benefit is limited to reasonable expenses actually incurred by the person in connection with the proceeding and may not be made if the person is found liable for (i) willful or intentional misconduct in the performance of the person’s duty to the corporation, (ii) breach of the person’s duty of loyalty owed to the corporation or (iii) an act or omission not committed in good faith that constitutes a breach of a duty owed by the person to the corporation. Indemnification is mandatory, however, in the case of such person being wholly successful, on the merits or otherwise, in the defense of the proceeding.

Chapter 8 of the TBOC also authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, agent or delegate of the corporation against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against that liability under Chapter 8.

Bylaws and Articles of Incorporation

The Company’s articles of incorporation and bylaws provide for indemnification of its officers and directors to the fullest extent permitted by the TBOC. In addition, the Company’s articles of incorporation provide that a Company director shall not be liable to the Company or its shareholders for monetary damages for an act or omission in a director’s capacity as a director of the Company.

The right to indemnification conferred by the Company’s bylaws includes the right to be paid or reimbursed by the Company for expenses incurred in defending or otherwise participating in any proceeding of the type eligible for indemnification in advance of such proceeding’s final disposition, provided, however, that any such advancement of expenses incurred by an officer or director of the Company will be made only upon delivery to the Company of a written affirmation, by or on behalf of such officer or director, of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification under the Company’s bylaws and a written undertaking to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under the Company’s bylaws or otherwise. The Company will pay or reimburse expenses incurred by a director or officer in connection with his or her appearance as a witness or other participation in a proceeding at a time when he or she is not a named defendant or respondent in the proceeding.

The rights to indemnification provided by the Company’s bylaws and articles of incorporation will not be deemed exclusive of any other rights which any person entitled to indemnification by the Company’s bylaws or articles of incorporation may have or hereafter acquire under law (common or statutory), the Company’s articles of incorporation, the Company’s bylaws, an agreement, vote of stockholders or disinterested directors or otherwise.

Any repeal or amendment of provisions of the Company’s bylaws or articles of incorporation affecting indemnification rights, whether by the Company’s stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, and will not in any way diminish or adversely affect any indemnification right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

Pursuant to the Company’s bylaws, the Company may purchase and maintain insurance, to the extent permitted by the TBOC, to protect itself and any person who is or was serving as a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of another corporation, partnership, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Company’s bylaws.

Indemnification Agreements

The Company has entered into individual indemnification agreements with each of its directors that contractually obligate the Company to indemnify each director from and against any and all expenses actually and reasonably incurred by the director in connection with any threatened, pending or completed action, suit or proceeding in which the director was made a party by reason of the fact that the director is or was a director of the Company to the fullest extent authorized and permitted by the provisions of the TBOC and the Company’s bylaws and articles of incorporation, or by any amendment thereof.

The individual indemnification agreements with each of the Company’s directors also provide that, to the extent that the Company maintains one or more insurance policy or policies providing directors’ and officers’ liability insurance, each director will be covered by such policy or policies in accordance with the terms of such policy or policies, to the maximum extent of the coverage applicable to any director then serving the Company.

Item 8.                      Exhibits.

The following exhibits are furnished in accordance with the provisions of Item 601 of Regulation S-K.

Exhibit Number	Description of Exhibit
4.1(a)
Amended and Restated Articles of Incorporation of Mannatech, dated May 19, 1998 (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (No. 333-63133) filed on October 28, 1998).

4.1(b)
Certificate of Amendment to the Amended and Restated Articles of Incorporation of Mannatech, dated January 13, 2012 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on January 17, 2012).

4.2(a)	Fourth Amended and Restated Bylaws of Mannatech, dated August 8, 2001 (Corrected) (incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K filed on March 16, 2007).
4.2(b)
First Amendment to the Fourth Amended and Restated Bylaws of Mannatech, effective November 30, 2007 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on December 6, 2007).

4.3
Specimen Certificate representing Mannatech’s common stock, par value $0.0001 per share (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (No. 333-63133) filed on October 28, 1998).

4.4	Mannatech, Incorporated 2008 Stock Incentive Plan, as amended May 30, 2012 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on June 1, 2012).
5.1*	Opinion of Akin Gump Strauss Hauer & Feld LLP.
23.1*	Consent of Akin Gump Strauss Hauer & Feld LLP (included in opinion filed as Exhibit 5.1 hereto).
23.2*	Consent of BDO USA, LLP.
24.1*	Powers of Attorney (included with signature page of this Registration Statement).

* Filed herewith.

Item 9.                                Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coppell, State of Texas, on July 13, 2012.

                                     MANNATECH, INCORPORATED

By:	/s/ S. Mark Nicholls
S. Mark Nicholls Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints S. Mark Nicholls, with full power to act without the other, his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including post-effective amendments) to this registration statement, to file the same, together with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices and other documents necessary or advisable to comply with the applicable state securities laws, and to file the same, together with all other documents in connection therewith, with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents or any of them, or their or his substitutes or substitute, full power and authority to perform and do each and every act and thing necessary and advisable as fully to all intents and purposes as he or she might or could perform and do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ Robert A. Sinnott	Chief Executive Officer and Chief Science Officer	July 10, 2012
Robert A. Sinnott	(principal executive officer)

/s/ S. Mark Nicholls	Chief Financial Officer	July 11, 2012
S. Mark Nicholls	(principal financial officer)

/s/ J. Stanley Fredrick	Chairman of the Board	July 11, 2012
J. Stanley Fredrick

/s/ Patricia A. Wier	Director	July 10, 2012
Patricia A. Wier

Director
Alan D. Kennedy

/s/ Gerald E. Gilbert	Director	July 11, 2012
Gerald E. Gilbert

/s/ Marlin Ray Robbins	Director	July 10, 2012
Marlin Ray Robbins

/s/ Larry A. Jobe	Director	July 10, 2012
Larry A. Jobe

/s/ Robert A. Toth	Director	July 12, 2012
Robert A. Toth

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit
4.1(a)
Amended and Restated Articles of Incorporation of Mannatech, dated May 19, 1998 (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (No. 333-63133) filed on October 28, 1998).

4.1(b)
Certificate of Amendment to the Amended and Restated Articles of Incorporation of Mannatech, dated January 13, 2012 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on January 17, 2012).

4.2(a)	Fourth Amended and Restated Bylaws of Mannatech, dated August 8, 2001 (Corrected) (incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K filed on March 16, 2007).
4.2(b)
First Amendment to the Fourth Amended and Restated Bylaws of Mannatech, effective November 30, 2007 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on December 6, 2007).

4.3
Specimen Certificate representing Mannatech’s common stock, par value $0.0001 per share (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (No. 333-63133) filed on October 28, 1998).

4.4	Mannatech, Incorporated 2008 Stock Incentive Plan, as amended May 30, 2012 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on June 1, 2012).
5.1*	Opinion of Akin Gump Strauss Hauer & Feld LLP.
23.1*	Consent of Akin Gump Strauss Hauer & Feld LLP (included in opinion filed as Exhibit 5.1 hereto).
23.2*	Consent of BDO USA, LLP.
24.1*	Powers of Attorney (included with signature page of this Registration Statement).

* Filed herewith.